Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001

Pricing Supplement
Dated March 1, 2021
To the Product Prospectus Supplement No. ERN-ES-1 Dated October 18, 2018, the Prospectus Supplement Dated September 7, 2018 and the Prospectus Dated September 7, 2018
$1,450,000 Auto-Callable Review Notes Linked to the Common Stock of Apple Inc., Due March 16, 2022 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Review Notes (the “Notes”) linked to the common stock (the “Reference Stock”) of Apple Inc. (the “Reference Stock Issuer”). The Notes are our senior unsecured obligations, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.
The Notes will be automatically called, and you will receive the applicable Call Amount, if (a) the closing price of the Reference Stock on any of the first three Observation Dates or (b) the Final Level (as defined below) of the Reference Stock on the final Observation Date, is greater than or equal to the Call Level set forth below. The Call Amounts are set forth in the table below, and will commence at $1,048.50 per $1,000 in principal amount, and will increase by $48.50 per $1,000 in principal amount on each Observation Date. If the Notes are not called, and the Final Level is less than the Barrier Level, you will lose all or a substantial portion of your principal amount.
We will not make any payments on the Notes until the maturity date or an automatic call.
Reference Stock	Initial Level*	Barrier Level
Apple Inc. (“AAPL”)	$121.26	$84.88, which is 70% of the Initial Level (rounded to two decimal places).
* The Initial Level was the closing price of the Reference Stock on February 26, 2021.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated October 18, 2018 and beginning on page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	March 1, 2021	Principal Amount:	$1,000 per Note
Issue Date:	March 4, 2021	Maturity Date:	March 16, 2022
Initial Level:	The closing price of the Reference Stock on February 26, 2021, as set forth above.
Final Level:	The average of the closing prices of the Reference Stock on the Valuation Dates.
Call Feature:
If (a) the closing price of the Reference Stock on any of the first three Observation Dates or (b) the Final Level of the Reference Stock on the final Observation Date, is greater than or equal to the Call Level, then in each case, the Notes will be automatically called, and we will pay the applicable Call Amount on the corresponding Call Settlement Date.

Call Level:	100% of the Initial Level.
Observation Dates and Call Settlement Dates:	Quarterly, as set forth below.
Valuation Dates:	Five trading days shortly before the maturity date, as set forth below. The final Valuation Date will be the final Observation Date.
Payment at Maturity (if held to maturity):
If the Notes are not called on any Observation Date, we will pay you at maturity an amount based on the Final Level:
If the Final Level is less than the Initial Level, but is greater than or equal to the Barrier Level, we will pay you a cash payment equal to the principal amount.
If the Final Level is less than the Barrier Level, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to: $1,000 + ($1,000 x Reference Stock Return)
Investors will lose some or all of their investment if the Final Level is less than the Barrier Level.

CUSIP/ISIN:	78016EHC4 / US78016EHC49
	Per Note	Total
Price to public(1)	100.00%	$1,450,000
Underwriting discounts and commissions(1)	1.00%	$14,500
Proceeds to Royal Bank of Canada	99.00%	$1,435,500
(1) JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Notes, and will receive a fee from Royal Bank of Canada of $10.00 per $1,000 in principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts.
The initial estimated value of the Notes as of the Trade Date was $1,002.89 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This pricing supplement relates to an offering of Auto-Callable Review Notes (the “Notes”) linked to the common stock of Apple Inc. (the “Reference Stock”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date (Pricing Date):	March 1, 2021
Issue Date:	March 4, 2021
Observation Dates:	Quarterly, as set forth in the table below.
Valuation Dates:	March 7, 2022, March 8, 2022, March 9, 2022, March 10, 2022 and March 11, 2022.
Maturity Date:	March 16, 2022
Denominations:	Minimum denomination of $10,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Call Feature:
If (a) on any of the first three Observation Dates, the closing price of the Reference Stock, or (b) on the final Observation Date, the Final Level of the Reference Stock, is greater than or equal to the Call Level, then in each case, the Notes will be automatically called, and we will pay the applicable Call Amount on the corresponding Call Settlement Date.

Observation Dates/Call Settlement Dates/Call Amounts:	Observation Dates	Call Settlement Date	Call Amounts per $1,000 in Principal Amount
	June 11, 2021	June 16, 2021	$1,048.50
	September 13, 2021	September 16, 2021	$1,097.00
	December 13, 2021	December 16, 2021	$1,145.50
	March 11, 2022 (the final Valuation Date)	March 16, 2022 (the Maturity Date)	$1,194.00
Initial Level:
The closing price of the Reference Stock on February 26, 2021, as set forth on the cover page of this document (subject to adjustment if certain corporate events occur that affect the Reference Stock, as set forth in the product prospectus supplement)

Call Level:	100% of the Initial Level.
Final Level: Barrier Level:	The average of the closing prices of the Reference Stock on the Valuation Dates. 70% of the Initial Level (as set forth on the cover page of this document)
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not called on any Observation Date, we will pay you at maturity an amount based on the Final Level:
•         If the Final Level is less than the Initial Level, but is greater than or equal to the Barrier Level, we will pay you a cash payment equal to the principal amount.
•         If the Final Level is less than the Barrier Level, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Stock Return)
The amount of cash that you receive in this case will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decrease of the Reference Stock from the Initial Level to the Final Level. Investors in the Notes will lose some or all of their investment if the Final Level is less than the Barrier Level.

Reference Stock Return:	Final Level – Initial Level Initial Level
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to the Reference Stock will result in the postponement of an Observation Date or the applicable Valuation Date, as described in the product prospectus supplement.

P-2	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid cash-settled derivative contract linked to the Reference Stock for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated October 18, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement, and the applicable terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated October 18, 2018, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated October 18, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and in the product prospectus supplement dated October 18, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement ERN-ES-1 dated October 18, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118040853/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
HYPOTHETICAL EXAMPLES
The table set forth below is included for illustration purposes only. The table illustrates the payment upon an automatic call or at maturity, assuming the following terms:
Hypothetical Initial Level:	$100.00*
Hypothetical Call Level:	$100.00
Hypothetical Barrier Level:	$70, which is 70% of the hypothetical Initial Level.
Principal Amount:	$1,000 per Note
Call Amounts:	$1,048.50 if called on the first Observation Date, increasing by $48.50 quarterly, as set forth in the table above.
* The hypothetical Initial Level of $100.00 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Level. The actual Initial Level is set forth on the cover page of this document.

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
Initial Level ($)	100	100	100	100	100
Closing Price on the First Observation Date ($)	125	95	98	98	98
Closing Price on the Second Observation Date ($)	N/A	125	95	95	95
Closing Price on the Third Observation Date ($)	N/A	N/A	95	90	90
Final Level on the Final Observation Date ($)	N/A	N/A	105	85	40
Underlying Return of the Reference Stock	N/A	N/A	5%	-15%	-60%
Call Amount	$1,048.50	$1,097.00	$1,194.00 (paid on the maturity date)	N/A	N/A
Payment at Maturity (if not previously called)	N/A	N/A	N/A	$1,000	$400

P-5	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
Hypothetical Examples of Amounts Payable Upon an Automatic Call
The following hypothetical examples illustrate payments of the Call Amounts set forth in the table above.
Example 1: The price of the Reference Stock increases by 25% from the Initial Level to a closing price of $125 on the first Observation Date. Because the closing price of the Reference Stock on the first Observation Date is greater than the Call Level, the investor receives on the applicable Call Settlement Date cash payment of $1,048.50, representing the corresponding Call Amount. After the Notes are called, they will no longer remain outstanding and there will be no further payments on the Notes.
Example 2: The price of the Reference Stock decreases by 5% from the Initial Level to a closing price on the first Observation Date of $95, but the price of the Reference Stock increases from its Initial Level on the second Observation Date. Because the Notes are not called on the first Observation Date and the closing price of the Reference Stock on the second Observation Date is greater than the Call Level, the investor receives on the applicable Call Settlement Date a cash payment of $1,097, representing the corresponding Call Amount. After the Notes are called, they will no longer remain outstanding and there will be no further payments on the Notes.
Example 3: The Notes are not called on any of the first three Observation Dates, but the price of the Reference Stock increases from its Initial Level to the Final Level. Because the Notes are not called on any of the first three Observation Dates, but the Final Level is greater than the Call Level, the investor receives on the applicable Call Settlement Date (corresponding to the maturity date) a cash payment of $1,194, representing the corresponding Call Amount.
Hypothetical Example of Amounts Payable at Maturity if the Notes Are Not Called
The following hypothetical example illustrates how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 4: The Notes are not called on any of the first three Observation Dates and the Final Level of the Reference Stock is $90, which is less than its Initial Level (but greater than the applicable Barrier Level). Because the Notes are not called on any of the preceding Observation Dates and the Final Level of the Reference Stock is less than its Initial Level but greater than the applicable Barrier Level, the investor receives on the Maturity Date a cash payment of $1,000.  The investor will receive the principal amount, even though the Final Level of the Reference Stock is less than its Initial Level.
Example 5: The Final Level of the Reference Stock is $40, which is less than the Call Level. The Notes are not called on any of the first three Observation Dates. Because the Final Level of the Reference Stock is less than the Barrier Level, we will pay only $400 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Reference Stock Return)
= $1,000 + ($1,000 x -60%) = $1,000 - $600 = $400
* * *
The payments shown above are entirely hypothetical; they are based on prices of the Reference Stock that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Reference Stock.

P-6	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Lose Some or All of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the price of the Reference Stock between the date that the Initial Level was determined and the Valuation Dates. If the Notes are not automatically called on any of the Observation Dates, and the Final Level is below the Barrier Level, the payment that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Stock from its Initial Level to its Final Level.

•
The Notes Are Subject to an Automatic Call — If, on any Observation Date, the closing price of the Reference Stock (or its Final Level, in the case of the final Observation Date) is greater than or equal to the Call Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive the applicable Call Amount on the corresponding Call Settlement Date. You will not receive any payments after the Call Settlement Date and you will not receive any return on the Notes that exceeds the applicable Call Amount, even if the price of the Reference Stock increases substantially. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes. In addition, for the avoidance of doubt, the fees and commissions described in this document will not be rebated or subject to amortization if the Notes are called.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you bought one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Call Amounts, if payable, and the amount due on the maturity date is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the price of the Reference Stock increases after the date that the Initial Level was determined. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
The Payments on the Notes Are Subject to Postponement due to Market Disruption Events and Adjustments - The payment at maturity, each Observation Date and the Valuation Dates are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see "General Terms of the Notes-Market Disruption Events" in the product prospectus supplement.

•	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous

P-7	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes on the Cover Page of This Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to the Reference Stock
•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on that security during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Furthermore, the Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Call Amounts.

•
There Is No Affiliation Between Us and the Reference Stock Issuer, and We Are Not Responsible for any Disclosure by the Reference Stock Issuer — We are not affiliated with the Reference Stock Issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with the Reference Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the Reference Stock or its issuer which the issuer prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stock and the Reference Stock Issuer. The Reference Stock Issuer is not involved in this offering and has no obligation of any sort with respect to the Notes. The Reference Stock Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the Notes.

•
The Calculation Agent May Adjust Certain Terms of the Notes Upon the Occurrence of Certain Corporate Events — For certain corporate events affecting the Reference Stock, the calculation agent may make adjustments to the terms of the Notes. However, the calculation agent will not make such adjustments in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the product prospectus supplement as necessary to achieve an equitable result.

Risks Relating to Conflicts of Interest
•
We and Our Affiliates May Have Adverse Economic Interests to the Holders of the Notes — We, RBCCM and our other respective affiliates trade the Reference Stock, and other financial instruments related to the Reference Stock, on a regular basis, for their accounts and for other accounts under our or their management. We, RBCCM and our other affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that relate to the Reference Stock. To the extent that we or any of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Notes. Any of these trading activities could potentially affect the performance of the Reference Stock and, accordingly, could affect the value

P-8	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
of the Notes, and the amounts, if any, payable on the Notes.
We or our affiliates may currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the company, and we will not disclose any such information to you. None of us or our affiliates makes any representation or warranty to any purchaser of the Notes with respect to any matters whatsoever relating to our business with the Reference Stock Issuer or future price movements of any such security.
Additionally, we or our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the price of the Reference Stock. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Notes.
We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the Observation Dates, which could have an impact on the return of the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
•
We or Our Affiliates May Issue Research Which Is Inconsistent with an Investment in the Notes — We or our affiliates may issue research reports relating to the Reference Stock. We may also publish research from time to time on financial markets and other matters that may influence the price of the Reference Stock or the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes or with the investment view implicit in the Notes or the Reference Stock. You should make your own independent investigation of the merits of investing in the Notes and the Reference Stock.

P-9	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
INFORMATION REGARDING THE REFERENCE STOCK
The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC.  Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Stock Issuer is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Apple Inc. (“AAPL”)
Apple Inc. designs, manufactures and markets personal computers and related personal computing and mobile communication devices, along with a variety of related software, services, peripherals and networking solutions. The company sells its products through its online stores, its retail stores, its direct sales force, third-party wholesalers and resellers.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL.”

P-10	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
HISTORICAL INFORMATION
The graph below sets forth the information relating to the historical performance of the Reference Stock. We obtained the information regarding the historical performance of the Reference Stock in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the Reference Stock at any time. We cannot give you assurance that the performance of the Reference Stock will not result in the loss of all or part of your investment.
Historical Information for Apple Inc. (“AAPL”)
The graph below illustrates the performance of this Reference Stock from January 1, 2016 to February 26, 2021. Its closing price on February 26, 2021 was $121.26, which is the Initial Level.  The horizontal red line represents the Barrier Level of $84.88, which is equal to 70% of the Initial Level, rounded to two decimal places.

P-11	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated October 18, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Note with terms described herein as a callable pre-paid cash-settled derivative contract in respect of the Reference Stock for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service (“IRS”) could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

P-12	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the Notes and will receive a fee from Royal Bank of Canada of $10.00 per $1,000 in principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
Delivery of the Notes will be made against payment for the Notes on March 4, 2021, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
The placement agents have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

P-13	RBC Capital Markets, LLC

Auto-Callable Review Notes Linked to the Common Stock of Apple Inc.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.

VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to the Bank’s Form 6-K dated September 7, 2018.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.

P-14	RBC Capital Markets, LLC